PART II
EXHIBIT 99.1

Note: The information contained in this exhibit has been updated for the cash flow presentation requirements associated with the adoption of ASU 2016-09 where excess tax benefits are recognized as part of cash flows from operating activities. This adoption is further discussed in the Notes to Consolidated Financial Statements within Note 1, Nature of Operations and Summary of Significant Accounting Policies. Within this exhibit, the Executive Overview of Results and Capital Resources and Liquidity sections have been updated as applicable. This exhibit has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K ("2015 Form 10-K"). For significant developments since the filing of the 2015 Form 10-K, refer to our other periodic reports filed with the SEC through the date of this Current Report on Form 8-K, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. Information for Google has not been updated as Google ceased reporting for periods subsequent to the year ended December 31, 2015.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Please read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included under Item 8 of this Annual Report on Form 10-K.

Trends in Our Business
The following trends have contributed to the results of our consolidated operations, and we anticipate that they will continue to impact our future results:
•Users' behaviors and advertising continue to shift online as the digital economy evolves.
The continuing shift from an offline to online world has contributed to the growth of our business since inception, resulting in increasing revenues, and we expect that this online shift will continue to benefit our business.
•As online advertising evolves, we continue to expand our product offerings which may impact our monetization.
As interactions between users and advertisers change, we continue to expand our product offerings to serve their changing needs. Over time, we expect our monetization trends to fluctuate. For example, we have seen an increase in YouTube engagement ads, which monetize at a lower rate than traditional search desktop ads. Additionally, advertisers are beginning to shift to programmatic buying which presents opportunities for advertisers to connect with the right user, in the right moment, in the right context. This may also have different monetization profiles to our existing advertising business. These trends will continue to affect our monetization in the future.
•Users are increasingly using multiple devices to access our products and services, and our advertising revenues are increasingly coming from mobile phones and other new formats.
Our users are accessing the Internet via multiple devices. Mobile computing power continues to grow and users want to feel connected no matter where they are or what they are doing. We seek to expand our products and services to stay in front of this shift in order to maintain and grow our business.
In this multi-device world, we generate our advertising revenues increasingly from mobile phones and newer advertising formats, and the margins from the advertising revenues from these sources have generally been lower than those from desktop computers and tablets. Our traffic acquisition cost (TAC) may also be impacted because the rates at which we share mobile revenues with our partners may differ from our traditional desktop and tablet formats.

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We expect both of these trends to continue to put pressure on our overall margins, particularly if we fail to realize the opportunities presented during the transition to a dynamic multi-screen environment.
•As users in developing economies increasingly come online, we generate increasing revenues from international markets, and movements in foreign exchange rates impact such revenues.
The shift to online, as well as the advent of the multi-device world, has brought opportunities outside of the U.S., especially in emerging markets, and we continue to develop localized versions of our products and relevant advertising programs useful to our users in these markets. This has led to a trend of increased revenues from international markets over time and we expect that our results will continue to be impacted by our performance in these markets, particularly as low-cost mobile devices become more available.
Our international revenues represent a significant proportion of our revenues and are subject to fluctuations in foreign currency exchange rates relative to the U.S. dollar. While we have a foreign exchange risk management program designed to reduce our exposure to these fluctuations, this program does not fully offset their effect on our revenues and earnings.
•The portion of our revenues that we derive from non-advertising revenues is increasing.
Non-advertising revenues have grown over time. We expect this trend to continue as we focus on expanding our Google offerings to our users through products like Google Play, cloud and apps and hardware products. Across these initiatives, we currently derive non-advertising revenues primarily from sales of digital content products, hardware sales, service and licensing fees; the margins on these non-advertising businesses vary significantly and may be lower than the margins on our advertising business. A number of our Other Bets initiatives are in their initial development stages, and as such, the sources of revenues from these businesses could change over time and the revenues themselves could be volatile.
•As we continue to look for new ways to serve our users and expand our businesses, we will invest heavily in R&D and our capital expenditures will continue to fluctuate.
We continue to make significant research and development (R&D) investments in areas of strategic focus for Google, such as search and advertising, as well as in new products and services across both Google and Other Bets. The amount of our capital expenditures has fluctuated and may continue to fluctuate in the long term as we invest heavily in our systems, data centers, real estate and facilities, and information technology infrastructure.
In addition, acquisitions remain an important part of our strategy and use of capital, and we expect to continue to spend cash on acquisitions and other investments. These acquisitions generally enhance the breadth and depth of our offerings, as well as expanding our expertise in engineering and other functional areas.

•	Our employees are critical to our success and we expect to continue investing in them.
Our employees are among our best assets and are critical for our continued success. Their energy and talent drive Alphabet and create our success. We expect to continue hiring talented employees and to provide competitive compensation programs to our employees. As of December 31, 2015, we had 61,814 full-time employees: 23,336 in research and development, 19,082 in sales and marketing, 10,944 in operations, and 8,452 in general and administrative, an increase of 8,214 total headcount from December 31, 2014.

Alphabet Inc. and Google Inc.

Executive Overview of Results
Here are our key financial results for the fiscal year ended December 31, 2015 (consolidated unless otherwise noted):

•	Revenues of $75.0 billion and revenue growth of 14% year over year, constant currency revenue growth of 20% year over year.

•	Google segment revenues of $74.5 billion with revenue growth of 14% and Other Bets revenues of $0.4 billion.

•	Revenues from the United States, the United Kingdom, and Rest of World were $34.8 billion, $7.1 billion, and $33.1 billion, respectively.

•
Cost of revenues was $28.2 billion, consisting of traffic acquisition costs of $14.4 billion and other cost of revenues of $13.8 billion. Our traffic acquisition costs as a percentage of advertising revenues was 21%.

•	Operating expenses (excluding cost of revenues) were $27.5 billion.

•	Income from operations was $19.4 billion.

•	Effective tax rate of 17%.

•	Net income was $16.3 billion with diluted net income per share for Class A and B common stock of $22.84 and for Class C capital stock of $24.34.

•	Alphabet operating cash flow was $26.6 billion and Google operating cash flow was $26.0 billion.

•	Capital expenditures were $9.9 billion.

•	Headcount was 61,814 as of December 31, 2015.

Information about Segments
In conjunction with the Alphabet reorganization, in the fourth quarter of 2015, we implemented legal and operational changes in how our Chief Operating Decision Maker (CODM) manages our businesses, including resource allocation and performance assessment. Consequently, we have multiple operating segments, representing the individual businesses that are run separately under the Alphabet structure.
Google is our only reportable segment. None of our other segments meet the quantitative thresholds to qualify as reportable segments; therefore, the operating segments are combined and disclosed below as Other Bets. All prior-period amounts have been adjusted retrospectively to reflect the reportable segment change.
Our reported segments are described below:

•
Google – Google includes our main internet products such as Search, Ads, Commerce, Maps, YouTube, Apps, Cloud, Android, Chrome, Google Play as well as hardware products we sell, such as Chromecast, Chromebooks and Nexus. Our technical infrastructure and newer efforts like Virtual Reality are also included in Google.

•
Other Bets – Other Bets is a combination of multiple operating segments that are not individually material. Other Bets includes businesses such as Access/Google Fiber, Calico, Nest, Verily, GV, Google Capital, X, and other initiatives.

Please refer to Note 16 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K for further information.

Alphabet Inc. and Google Inc.

Consolidated Results of Operations
The following table presents our operating results as a percentage of revenues for the periods presented:

	Year Ended December 31,
	2013(1)(2)	2014(1)(2)	2015
Consolidated Statements of Income Data:
Revenues	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenues	39.6	38.9	37.6
Research and development	12.9	14.9	16.3
Sales and marketing	11.8	12.3	12.1
General and administrative	8.0	8.9	8.2
Total costs and expenses	72.3%	75.0%	74.2%
Income from operations	27.7	25.0	25.8
Other income (expense), net	0.9	1.1	0.4
Income from continuing operations before income taxes	28.6	26.1	26.2
Provision for income taxes	4.9	5.5	4.4
Net income from continuing operations	23.7	20.6	21.8
Net income (loss) from discontinued operations	(0.8)	0.8	0.0
Net income	22.9%	21.4%	21.8%

(1)
Financial results of Motorola Home were included in net income (loss) from discontinued operations for the year ended December 31, 2013. Financial results of Motorola Mobile were included in net income (loss) from discontinued operations for the years ended December 31, 2013 and 2014.

(2)
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

Consolidated Revenues
The following table presents our consolidated revenues, by segment and revenue source (in millions), for the periods presented:

	Year Ended December 31,
	2013	2014	2015
Google segment
Google websites	$37,422	$45,085	$52,357
Google Network Members' websites (1)	13,650	14,539	15,033
Google advertising revenues	51,072	59,624	67,390
Google other revenues (1)	4,435	6,050	7,151
Google segment revenues	$55,507	$65,674	$74,541

Other Bets
Other Bets revenues	$12	$327	$448

Consolidated revenues	$55,519	$66,001	$74,989

(1)
Prior period amounts have been adjusted to reflect the reclassification primarily related to DoubleClick ad serving software revenues from Google other revenues to Advertising Revenues from Google Network Members' websites to conform with the current period presentation.

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Google segment
The following table presents our Google segment revenues (in millions), those revenues expressed as a percentage of consolidated revenues, and changes in our aggregate paid clicks and cost-per-click (expressed as a percentage) for the periods presented:

	Year Ended December 31,
	2013	2014	2015
Google segment revenues	$55,507	$65,674	$74,541
Google segment revenues as a percentage of consolidated revenues	100.0%	99.5%	99.4%
Aggregate paid clicks change		20%	22%
Aggregate cost-per-click change		(5)%	(11)%
Use of Monetization Metrics
When assessing our advertising revenue performance, we present information regarding the number of "paid clicks" and "cost-per-click" for our Google websites and Google Network Members websites. Management views these as important metrics for understanding our business. We periodically review, refine and update our methodologies for monitoring, gathering, and counting the number of paid clicks and for identifying the revenues generated by click activity.
Paid clicks for our Google websites represent engagement by users and include clicks on advertisements by end-users related to searches on Google.com, clicks related to advertisements on other owned and operated properties including Gmail, Finance, Maps, and Google Play; and viewed YouTube engagement ads like TrueView (counted as an engagement when the user chooses not to skip the ad). Paid clicks for our Google Network Members' websites include clicks by end-users related to advertisements served on Google Network Members' properties participating in our AdSense for Search, AdSense for Content and AdMob businesses. In some cases, such as programmatic and reservation based advertising buying, we charge advertisers by impression; while growing, this represents a small part of our revenue base.
Cost-per-click is defined as click-driven revenue divided by our total number of paid clicks and represents the average cost of each engagement by users we charge advertisers.
The rate of change in revenue and revenue growth, as well as the rate of change in paid clicks and cost-per-click on Google websites and Google Network Members' websites and their correlation with the rate of change in revenues, has fluctuated and may fluctuate in the future because of various factors, including:

•	growth rates of our revenues from Google websites, including YouTube, compared to those of our revenues from Google Network Members' websites;

•	advertiser competition for keywords;

•	changes in foreign currency exchange rates;

•	seasonality;

•	the fees advertisers are willing to pay based on how they manage their advertising costs;

•	changes in advertising quality or formats;

•	traffic growth in emerging markets compared to more mature markets and across various advertising verticals and channels;

•
a shift in the proportion of non-click based revenue generated in Google websites and Google Network Members' websites, including an increase in programmatic and reservation based advertising buying; and

•	general economic conditions.
Our revenue growth rate has generally declined over time as a result of a number of factors, including increasing competition, query growth rates, challenges in maintaining our growth rate as our revenues increase to higher levels, the evolution of the online advertising market, our investments in new business strategies, changes in our product

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mix, and shifts in the geographic mix of our revenues. We also expect that our revenue growth rate will continue to be affected by evolving user preferences, the acceptance by users of our products and services as they are delivered on diverse devices, our ability to create a seamless experience for both users and advertisers, and movements in foreign currency exchange rates.
Google websites
The following table presents our Google websites revenues (in millions), those revenues expressed as a percentage of Google segment revenues, and changes in our paid clicks and cost-per-click (expressed as a percentage) for the periods presented:

	Year Ended December 31,
	2013	2014	2015
Google websites	$37,422	$45,085	$52,357
Google websites as a percentage of Google segment revenues	67.4%	68.6%	70.2%
Paid clicks change		29%	33%
Cost-per-click change		(7)%	(15)%
Google websites revenues consist primarily of:

•	AdWords revenue that is generated on Google.com. This includes revenue from traffic generated by search distribution partners who use Google.com as their default search in browsers, toolbars, etc.;

•	Advertising revenue generated on YouTube, including, but not limited to YouTube TrueView and Google Preferred; and

•	Advertising revenue generated from other Google owned and operated properties like Gmail, Finance, Maps, and Google Play.
Our Google websites revenues increased $7,272 million from 2014 to 2015 and also increased as a percentage of Google segment revenues. Our Google websites revenue growth was primarily driven by increases in mobile search due to ongoing improvements in ad formats, as well as growth in YouTube video advertising across TrueView and Google Preferred, partially offset by the general strengthening of the U.S. dollar compared to certain foreign currencies.
The number of paid clicks through our advertising programs increased from 2014 to 2015 due to an increase in aggregate traffic on Google owned properties, the adoption of advertising formats such as YouTube engagement ads, and continued global expansion of our products, advertisers and user base across all platforms, particularly mobile. The positive impact on our revenues from paid clicks was partially offset by a decrease in the cost-per-click paid by our advertisers. The decrease was primarily driven by continued growth in YouTube engagement ads where cost-per-click remains lower than on our other platforms, as well as changes in property and device mix, product mix, geographic mix, and ongoing product changes, and the general strengthening of the U.S. dollar compared to certain foreign currencies.
Our Google websites revenues increased $7,663 million from 2013 to 2014 and also increased as a percentage of Google segment revenues. Our Google websites revenue growth was driven primarily by growth across all platforms due to ongoing improvements in ad formats, as well as growth in YouTube engagement ads, partially offset by the general strengthening of the U.S. dollar compared to certain foreign currencies.
The increase in the number of paid clicks generated through our advertising programs from 2013 to 2014 was due to certain monetization improvements including new and richer ad formats, an increase in aggregate traffic across all platforms, the continued global expansion of our products, advertisers, and user base, partially offset by certain advertising policy changes. The positive impact on our revenues from paid clicks was partially offset by a decrease in the average cost-per-click paid by our advertisers. The decrease was due to various factors, such as the geographic mix, device mix, property mix, ongoing product and policy changes, and the general strengthening of the U.S. dollar compared to certain foreign currencies.

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Google Network Members' websites
The following table presents our Google Network Members' websites revenues (in millions), those revenues expressed as a percentage of Google segment revenues, and changes in our paid clicks and cost-per-click for the periods presented (in percentage terms):

	Year Ended December 31,
	2013	2014	2015
Google Network Members' websites(1)	$13,650	$14,539	$15,033
Google Network Members' websites revenues as a percentage of Google segment revenues(1)	24.6%	22.1%	20.2%
Paid clicks change		2%	(7)%
Cost-per-click change		(6)%	(3)%

(1)
Prior period amounts have been adjusted to reflect the reclassification primarily related to DoubleClick ad serving software revenues from Google other revenues to Advertising Revenues from Google Network Members' websites to conform with the current period presentation.

Google Network Members' websites revenues consist primarily of:

•	AdSense (such as AdSense for Search, AdSense for Content, etc.);

•	AdExchange;

•	AdMob;

•	All DoubleClick-related revenues including DoubleClick Bid Manager revenues; and

•	Other Network products including AdSense for Domains.
Our Google Network Members' websites revenues increased $494 million from 2014 to 2015. The increase was primarily driven by strength in programmatic advertising buying, offset by our continued AdSense advertising policy changes aimed at enriching the experience for users and the general strengthening of the U.S. dollar compared to certain foreign currencies. The decrease in Network Members' websites revenues as a percentage of Google segment revenues is due to relatively slower growth of Network Members' websites revenues compared to that of Google websites revenues as well as Google other revenues.
The decreases in both paid clicks and cost-per-click paid by our advertisers from 2014 to 2015 were primarily driven by ongoing product and policy changes designed to reduce lower quality inventory on AdSense for Search, changes in property and device mix, product mix, and geographic mix, and the general strengthening of the U.S. dollar compared to certain foreign currencies.
Our Google Network Members' websites revenues increased $889 million from 2013 to 2014. The increase was mainly due to certain monetization improvements including new and richer ad formats and an increase in the number of Google Network Members, partially offset by certain AdSense advertising policy changes aimed at enriching the experience for users. The decrease in Network Members' websites revenues as a percentage of Google segment revenues is due to relatively slower growth of Network Members' websites revenues compared to that of Google websites revenues as well as Google other revenues.
The increase in paid clicks from 2013 to 2014 was due to certain monetization improvements including new and richer ad formats, an increase in aggregate traffic across all platforms, the continued global expansion of our products, advertisers, and user base, and an increase in the number of Google Network Members, partially offset by certain advertising policy changes. The decrease in the average cost-per-click from 2013 to 2014 was due to various factors, such as the geographic mix, device mix, property mix, ongoing product and policy changes, and the general strengthening of the U.S. dollar compared to certain foreign currencies.

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Google other revenues
The following table presents our Google other revenues (in millions), and those revenues expressed as a percentage of Google segment revenues, for the periods presented:

	Year Ended December 31,
	2013	2014	2015
Google other revenues(1)	$4,435	$6,050	$7,151
Google other revenues as a percentage of Google segment revenues(1)	8.0%	9.3%	9.6%

(1)
Prior period amounts have been adjusted to reflect the reclassification primarily related to DoubleClick ad serving software revenues from Google other revenues to Advertising Revenues from Google Network Members' websites to conform with the current period presentation.

Google other revenues consist primarily of:
•Sales of apps and media content in the Google Play store;

•	Sales of certain Google branded hardware, such as Chromecast;
•Service fees received for cloud and apps and our Maps API; and
•Licensing-related revenue.
Google other revenues increased $1,101 million from 2014 to 2015 and increased as a percentage of Google segment revenues. These increases were primarily due to the growth of our sales of digital content products in the Google Play store, primarily apps (revenues which we recognize net of payout to partners). In addition, there was an increase in revenues from service fees received for cloud and apps offerings. These increases were partially offset by the general strengthening of the U.S. dollar compared to certain foreign currencies.
Google other revenues increased $1,615 million from 2013 to 2014 and increased as a percentage of Google segment revenues. The increase was primarily due to growth of our sales of digital content products in the Google Play store, primarily apps.
Other Bets
The following table presents our Other Bets revenues (in millions), and those revenues expressed as a percentage of consolidated revenues, for the periods presented:

	Year Ended December 31,
	2013	2014	2015
Other Bets revenues	$12	$327	$448
Other Bets revenues as a percentage of consolidated revenues	0.0%	0.5%	0.6%
Other Bets revenues consist primarily of:

•	Sales of Nest branded hardware;

•	Revenues from internet and TV services; and

•	Revenues from licensing and R&D services.
Our Other Bets revenues increased $121 million from 2014 to 2015 and remained relatively flat as a percentage of consolidated revenues. The increase was primarily due to increases in revenues from sales of Nest branded hardware and revenues from internet and TV services, partially offset by a decrease in licensing revenues. As Nest was acquired in February 2014, the increase in our Nest revenues is impacted by a partial year of revenues in 2014 as compared to a full year in 2015.
Our Other Bets revenues increased $315 million from 2013 to 2014 and increased as a percentage of consolidated revenues. This is primarily due to the acquisition of Nest in 2014 as well as an increase of licensing revenues.

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Consolidated Revenues by Geography
The following table presents our domestic and international revenues as a percentage of consolidated revenues, determined based on the billing addresses of our customers:

	Year Ended December 31,
	2013	2014	2015
United States	46%	45%	46%
United Kingdom	10%	10%	10%
Rest of the world	44%	45%	44%
For the amounts of revenues by geography, please refer to Note 16 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.
Use of Constant Currency and Constant Currency Growth
The impact of exchange rates on our business is an important factor in understanding period to period comparisons. Our international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of results on a constant currency basis in addition to reported results helps improve the ability to understand our performance because they exclude the effects of foreign currency volatility that are not indicative of our core operating results.
Constant currency information compares results between periods as if exchange rates had remained constant period over period. We define constant currency revenues as total revenues excluding the impact of foreign exchange rate movements and hedging activities, and use it to determine the constant currency revenue growth on a year-on-year basis. Constant currency revenues are calculated by translating current period revenues using prior period exchange rates, as well as excluding any hedging gains realized in the current period.
Constant currency revenue growth (expressed as a percentage) is calculated by determining the increase in current period revenues over prior period revenues where current period foreign currency revenues are translated using prior period exchange rates and hedging benefits are excluded from revenues of both periods.
These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.
The following table presents our foreign exchange impact on United Kingdom revenues for the periods presented (in millions; unaudited):

	Year Ended December 31,
	2013	2014	2015
United Kingdom revenues	$5,600	$6,483	$7,067
Exclude: Foreign exchange impact on current year revenues using prior period rates	67	(304)	538
Exclude: Hedging gains recognized	(63)	(3)	(133)
Constant currency United Kingdom revenues	$5,604	$6,176	$7,472
United Kingdom revenue growth rate		16%	9%
United Kingdom constant currency revenue growth rate		12%	15%
In 2015, our revenues from the United Kingdom were unfavorably impacted by changes in foreign currency exchange rates over the prior year, primarily as the U.S. dollar strengthened relative to the British pound.

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In 2014, our revenues from the United Kingdom were favorably impacted by changes in foreign currency exchange rates over the prior year, primarily as the U.S. dollar weakened relative to the British pound.
The following table presents our foreign exchange impact on Rest of the world and total revenues for the periods presented (in millions; unaudited):

	Year Ended December 31,
	2013	2014	2015
Rest of the world revenues(1)	$24,332	$30,036	$33,112
Exclude: Foreign exchange impact on current year revenues using prior period rates	535	857	5,052
Exclude: Hedging gains recognized	(32)	(169)	(1,267)
Constant currency Rest of the world revenues	$24,835	$30,724	$36,897
Rest of the world revenue growth rate		23%	10%
Rest of the world constant currency revenue growth rate		26%	24%

United States revenues(1)	$25,587	$29,482	$34,810
United States revenue growth rate		15%	18%

Total consolidated revenues	$55,519	$66,001	$74,989
Constant currency total consolidated revenues	$56,026	$66,382	$79,179
Total consolidated revenue growth rate		19%	14%
Constant currency total consolidated revenue growth rate		20%	20%

(1)
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities. We revised the classification of such revenues between Rest of the world and U.S. for prior periods. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II of this Annual report t on Form 10-K for further information.

In 2015, our revenues from the Rest of the world (excluding the United Kingdom) were unfavorably impacted by changes in foreign currency exchange rates, primarily because the U.S. dollar strengthened relative to the Euro, Brazilian real, Australian dollar and Japanese yen.
In 2014, our revenues from the Rest of the world (excluding the United Kingdom) were unfavorably impacted by changes in foreign currency exchange rates, as the U.S. dollar strengthened relative to certain currencies, most notably the Japanese yen and the Australian dollar, and partially offset by the favorable impact of the U.S. dollar weakening against certain currencies, most notably the Euro.

Consolidated Costs and Expenses
Cost of Revenues
Cost of revenues consists primarily of traffic acquisition costs which are the advertising revenues shared with our Google Network Members and the amounts paid to our distribution partners who distribute our browser or otherwise direct search queries to our website.
Additionally, other cost of revenues (which is the cost of revenues excluding traffic acquisition costs) includes the following:

•	The expenses associated with the operation of our data centers (including depreciation, labor, energy, and bandwidth costs);

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•
Content acquisition costs primarily related to payments to certain content providers from whom we license their video and other content for distribution on YouTube and Google Play (we share the fees these sales generate with content providers or pay a fixed fee to these content providers);

•	Credit card and other transaction fees related to processing customer transactions;

•	Stock-based compensation expense;

•	Revenue share payments to mobile carriers;

•	Inventory costs for hardware we sell; and

•	Amortization of certain intangible assets.
The following tables present our cost of revenues and cost of revenues as a percentage of revenues, and our traffic acquisition costs and traffic acquisition costs as a percentage of advertising revenues, for the periods presented (in millions):

	Year Ended December 31,
	2013	2014	2015
Traffic acquisition costs	$12,258	$13,497	$14,343
Other cost of revenues	9,735	12,194	13,821
Total cost of revenues	$21,993	$25,691	$28,164
Total cost of revenues as a percentage of revenues	39.6%	38.9%	37.6%

	Year Ended December 31,
	2013	2014	2015
Traffic acquisition costs to Google Network Members	$9,293	$9,864	$10,242
Traffic acquisition costs to distribution partners	2,965	3,633	4,101
Traffic acquisition costs	$12,258	$13,497	$14,343
Traffic acquisition costs as a percentage of advertising revenues	24.0%	22.6%	21.3%

The cost of revenues that we incur related to revenues generated from ads placed through our AdSense program on the websites of our Google Network Members are significantly higher than the costs of revenues we incur related to revenues generated from ads placed on Google websites because most of the advertiser fees from ads served on Google Network Members’ websites are shared with our Google Network Members. For the past five years, growth in advertising revenues from Google websites has generally exceeded that from our Google Network Members’ websites. This had a positive impact on our income from operations during this period.
Cost of revenues increased $2,473 million from 2014 to 2015. The increase was primarily due to data center costs and an increase in content acquisition costs as a result of increased activities related to YouTube and digital content. The remaining increase was driven by increases in traffic acquisition costs of $846 million, resulting from more advertiser fees generated through our AdSense program driven primarily by an increase in advertising revenues, as well as more fees paid to our distribution partners for additional traffic directed to our websites. Additionally, there was an impairment charge of $378 million recognized in 2014 related to a patent licensing royalty asset acquired in connection with the Motorola acquisition that did not recur in 2015. The decrease in aggregate traffic acquisition costs as a percentage of advertising revenues was primarily a result of a shift of mix from Google Network Members' websites revenue to Google websites revenue.
Cost of revenues increased $3,698 million from 2013 to 2014. The increase was partially due to increases in traffic acquisition costs of $1,239 million resulting from more distribution fees paid for additional traffic directed to Google websites, as well as more advertiser fees paid to Google Network Members, driven primarily by an increase in advertising revenues. The remaining increase was primarily driven by an increase in data center costs, content acquisition costs as a result of increased usage activities related to YouTube and digital content by our users, and revenue share payments to mobile carriers and original equipment manufacturers (OEMs). In addition, the increase

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was also driven by the impairment charge described above. The decrease in traffic acquisition costs as a percentage of advertising revenues was primarily a result of a shift of mix between Google websites revenue and Google Network Members' websites revenue.
We expect cost of revenues will increase in dollar amount and fluctuate as a percentage of total revenues in 2016 and future periods, based on a number of factors, including the following:

•	The relative growth rates of revenues from Google websites and from our Google Network Members' website;

•	The growth rates of expenses associated with our data center operations, as well as our hardware inventory costs;

•	Increased proportion of other non-advertising revenues as part of our total revenues;

•
Whether we are able to enter into more revenue share arrangements with Google Network Members and distribution partners that provide for lower revenue share obligations or whether increased competition for arrangements with existing and potential Google Network Members and distribution partners results in less favorable revenue share arrangements;

•	Whether we are able to continue to improve the monetization of traffic on Google websites and our Google Network Members' websites; and

•	The relative growth rates of expenses associated with distribution arrangements and the related revenues generated.

Research and Development
The following table presents our R&D expenses, and those expenses as a percentage of revenues, for the periods presented (in millions):

	Year Ended December 31,
	2013	2014	2015
Research and development expenses	$7,137	$9,832	$12,282
Research and development expenses as a percentage of revenues	12.9%	14.9%	16.3%
R&D expenses consist primarily of:

•	Labor and facilities-related costs for employees responsible for R&D of our existing and new products and services;

•	Depreciation and equipment-related expenses; and

•	Stock-based compensation expense.
R&D expenses increased $2,450 million and increased as a percentage of revenues from 2014 to 2015. These increases were primarily due to an increase in labor and facilities-related costs of $1,502 million and an increase in stock-based compensation expense of $487 million, both largely as a result of a 16% increase in R&D headcount. The increase in labor and facilities-related costs was also impacted by expenses resulting from project milestones in Other Bets established several years ago. In addition, there was an increase in depreciation and equipment-related expenses of approximately $248 million and an increase in professional services of $174 million due to additional expenses incurred for consulting and outsourced services.
R&D expenses increased $2,695 million and increased as a percentage of revenues from 2013 to 2014. These increases were primarily due to an increase in labor and facilities-related costs of $1,289 million and an increase in stock-based compensation expense of $559 million, both largely as a result of a 27% increase in R&D headcount. In addition, there was an increase in depreciation and equipment-related expenses of $425 million and an increase in professional services of $371 million due to additional expenses incurred for consulting and outsourced services.

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We expect that R&D expenses will increase in dollar amount and may fluctuate as a percentage of revenues in 2016 and future periods.
Sales and Marketing
The following table presents our sales and marketing expenses, and those expenses as a percentage of revenues, for the periods presented (in millions):

	Year Ended December 31,
	2013	2014	2015
Sales and marketing expenses	$6,554	$8,131	$9,047
Sales and marketing expenses as a percentage of revenues	11.8%	12.3%	12.1%
Sales and marketing expenses consist primarily of:

•	Labor and facilities-related costs for our personnel engaged in sales and marketing, sales support, and certain customer service functions;

•	Advertising and promotional expenditures related to our products and services; and

•	Stock-based compensation expense.
Sales and marketing expenses increased $916 million and remained relatively flat as a percentage of revenues from 2014 to 2015. The increase in dollar amount was primarily due to an increase in labor and facilities-related costs of $329 million and an increase in stock-based compensation expense of $184 million, largely resulting from a 12% increase in sales and marketing headcount. In addition, there was an increase in advertising and promotional expenses of $184 million and an increase in professional service fees of $158 million due to additional expenses incurred for consulting and outsourced services.
Sales and marketing expenses increased $1,577 million from 2013 to 2014 and increased as a percentage of revenues from 2013 to 2014. These increases were primarily due to an increase in advertising and promotional expenses of $614 million. In addition, there was an increase in labor and facilities-related costs of $571 million and an increase in stock-based compensation expense of $163 million, both largely resulting from a 15% increase in sales and marketing headcount.
We expect that sales and marketing expenses will increase in dollar amount and may fluctuate as a percentage of revenues in 2016 and future periods.
General and Administrative
The following table presents our general and administrative expenses, and those expenses as a percentage of revenues, for the periods presented (in millions):

	Year Ended December 31,
	2013	2014	2015
General and administrative expenses	$4,432	$5,851	$6,136
General and administrative expenses as a percentage of revenues	8.0%	8.9%	8.2%
General and administrative expenses consist primarily of:

•	Labor and facilities-related costs for personnel in our facilities, finance, human resources, information technology, and legal organizations;

•	Depreciation and equipment-related expenses;

•	Professional services fees primarily related to outside legal, audit, information technology consulting, and outsourcing services;

•	Amortization of certain intangible assets; and

•	Stock-based compensation expense.

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General and administrative expenses increased $285 million and decreased as a percentage of revenues from 2014 to 2015. The increase in dollar amount was primarily due to an increase in stock-based compensation expense of $136 million and an increase in labor and facilities-related costs of $69 million, both largely resulting from a 15% increase in general and administrative headcount. In addition, there was an increase in depreciation and equipment-related expenses of $121 million and an increase of $80 million of miscellaneous general and administrative expenses. These factors were partially offset by a decrease in professional service fees and expenses of $128 million, primarily due to lower legal-related costs.
General and administrative expenses increased $1,419 million and increased as a percentage of revenues from 2013 to 2014. The increases were primarily due to an increase in labor and facilities-related costs of $576 million and an increase in stock-based compensation expense of $260 million, both largely resulting from a 24% increase in general and administrative headcount. In addition, there was an increase in professional services related expense of $314 million due to higher legal related costs, as well as additional consulting and outsourced services.
We expect general and administrative expenses will increase in dollar amount and may fluctuate as a percentage of revenues in 2016 and future periods.

Stock-Based Compensation
The following table presents our equity settled stock-based compensation expense, and equity settled stock-based compensation as a percentage of revenues, as reflected in our consolidated results from continuing operations for the periods presented (in millions):

	Year Ended December 31,
	2013	2014	2015
Stock-based compensation	$3,127	$4,175	$5,203
Stock-based compensation as a percentage of revenues	5.6%	6.3%	6.9%
Stock-based compensation related to equity settled awards increased $1,028 million from 2014 to 2015 and $1,048 million from 2013 to 2014, and increased as a percentage of revenues in both periods. These increases were primarily driven by headcount growth. Additionally, we recognized stock-based compensation expense associated with awards ultimately settled in cash of $0 million, $0 million, and $50 million in the years ended December 31, 2013, 2014, and 2015, respectively.
We estimate equity settled stock-based compensation expense to be approximately $5.3 billion in 2016 and $5.8 billion thereafter related to stock awards outstanding as of December 31, 2015. This estimate does not include expenses to be recognized related to stock-based awards granted after December 31, 2015. If forfeiture rates are different from what we have anticipated, stock-based compensation related to these awards will be different from our expectations.

Consolidated Other Income (Expense), Net
The following table presents other income (expense), net, and other income (expense), net, as a percentage of revenues (in millions):

	Year Ended December 31,
	2013	2014	2015
Other income (expense), net	$496	$763	$291
Other income (expense), net, as a percentage of revenues	0.9%	1.1%	0.4%
Other income (expense), net, decreased $472 million from 2014 to 2015. This decrease was primarily related to a writedown of securities received in conjunction with the sale of a business, as well as, reduced gains on non-

Alphabet Inc. and Google Inc.

marketable investments as compared to 2014. These decreases were partially offset by an increase in interest income as a result of increased cash and fixed income investments.
Other income (expense), net, increased $267 million from 2013 to 2014. This increase was primarily driven by realized gains on non-marketable equity investments of $159 million and previously-held equity interests of $126 million, as well as a loss recognized on divestiture of businesses (other than Motorola Home) in 2013. These increases were partially offset by an increase in foreign currency exchange loss of $23 million and a decrease in interest income of $20 million.
The costs of our foreign exchange hedging activities recognized to other income, net, are primarily a function of the notional amount of the option and forward contracts and their related duration, the movement of the foreign exchange rates relative to the strike prices of the contracts, and the volatility of foreign exchange rates.
As we expand our international business, costs related to hedging activities under our foreign exchange risk management program may increase in 2016 and future periods.

Consolidated Provision for Income Taxes
The following table presents our provision for income taxes, and effective tax rate for the periods presented (in millions):

	Year Ended December 31,
	2013(1)	2014(1)	2015
Provision for income taxes	$2,739	$3,639	$3,303
Effective tax rate	17.2%	21.1%	16.8%

(1)
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

Our provision for income taxes and our effective tax rate decreased from 2014 to 2015, largely due to a discrete benefit recognized in 2015 as a result of the resolution of a multi-year audit in the U.S. and proportionately more earnings realized in countries that have lower statutory tax rates.
Our provision for income taxes and our effective tax rate increased from 2013 to 2014, largely due to proportionately more earnings realized in countries that have higher statutory tax rates and more benefit recognized in 2013 relative to 2014 due to the retroactive extension of the 2012 federal research and development credit, offset by a benefit taken on a valuation allowance release related to a capital loss carryforward in 2014.
A reconciliation of the federal statutory income tax rate to our effective tax rate is set forth in Note 15 of Notes to Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.
Our future effective tax rates could be adversely affected by earnings being lower than anticipated in countries that have lower statutory rates and higher than anticipated in countries that have higher statutory rates, the net gains and losses recognized by legal entities on certain hedges and related hedged intercompany and other transactions under our foreign exchange risk management program, changes in the valuation of our deferred tax assets or liabilities, or changes in tax laws, regulations, or accounting principles, as well as certain discrete items.
We are subject to the continuous examination of our income tax returns by the Internal Revenue Service (IRS) and other domestic and foreign tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. We continue to monitor the progress of ongoing discussions with tax authorities and the impact, if any, of the expected expiration of the statute of limitations in various taxing jurisdictions. Further information on these issues, the treatment of undistributed foreign earnings and

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a reconciliation of the federal statutory income tax rate to our effective tax rate can be found in Notes 11 and 15 of Part II, Item 8 of this Annual Report on Form 10-K.
See Critical Accounting Policies and Estimates below for additional information about our provision for income taxes.

Quarterly Results of Operations
The following tables presenting our quarterly results of operations should be read in conjunction with the consolidated financial statements and related notes included in Item 8 of this Annual Report on Form 10-K. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. Our operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.
The following table presents our unaudited quarterly results of operations for the eight quarters ended December 31, 2015. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our consolidated financial position and operating results for the quarters presented. Both seasonal fluctuations in internet usage and traditional retail seasonality have affected, and are likely to continue to affect, our business. Internet usage generally slows during the summer months, and commercial queries typically increase significantly in the fourth quarter of each year. These seasonal trends have caused, and will likely continue to cause, fluctuations in our quarterly results, including fluctuations in sequential revenue growth rates.

	Quarter Ended
	Mar 31, 2014(1)	Jun 30, 2014(1)	Sep 30, 2014(1)	Dec 31, 2014(1)	Mar 31, 2015(1)	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
	(In millions, except per share amounts) (unaudited)
Consolidated Statements of Income Data:
Revenues	$15,420	$15,955	$16,523	$18,103	$17,258	$17,727	$18,675	$21,329
Costs and expenses:
Cost of revenues	5,961	6,114	6,695	6,921	6,356	6,583	7,037	8,188
Research and development	2,126	2,238	2,655	2,813	2,753	2,789	3,230	3,510
Sales and marketing	1,729	1,941	2,084	2,377	2,065	2,080	2,223	2,679
General and administrative	1,489	1,404	1,365	1,593	1,637	1,450	1,477	1,572
Total costs and expenses	11,305	11,697	12,799	13,704	12,811	12,902	13,967	15,949
Income from operations	4,115	4,258	3,724	4,399	4,447	4,825	4,708	5,380
Other income (expense), net	357	145	133	128	157	131	183	(180)
Income from continuing operations before income taxes	4,472	4,403	3,857	4,527	4,604	4,956	4,891	5,200
Provision for income taxes	903	984	933	819	1,089	1,025	912	277
Net income from continuing operations	$3,569	$3,419	$2,924	$3,708	$3,515	$3,931	$3,979	$4,923
Net income (loss) from discontinued operations	(198)	(68)	(185)	967	0	0	0	0
Net income	$3,371	$3,351	$2,739	$4,675	$3,515	$3,931	$3,979	$4,923
Less: Adjustment Payment to Class C capital stockholders	0	0	0	0	0	522	0	0
Net income available to all stockholders	$3,371	$3,351	$2,739	$4,675	$3,515	$3,409	$3,979	$4,923

(1)
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

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The basic and diluted income per share data as included on the consolidated statements of income of Alphabet Inc. were as follows for the periods presented (not required for Google pursuant to Rule 12g-3(a)):

	Quarter Ended
	Mar 31, 2014(1)	Jun 30, 2014(1)	Sep 30, 2014(1)	Dec 31, 2014(1)	Mar 31, 2015(1)	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
	(unaudited)
Basic net income (loss) per share of Class A and B common stock:
Continuing operations	$5.30	$5.06	$4.32	$5.46	$5.16	$4.99	$5.80	$7.16
Discontinued operations	(0.29)	(0.10)	(0.27)	1.43	0.00	0.00	0.00	0.00
Basic net income per share of Class A and B common stock	$5.01	$4.96	$4.05	$6.89	$5.16	$4.99	$5.80	$7.16
Basic net income (loss) per share of Class C capital stock:
Continuing operations	$5.30	$5.06	$4.32	$5.46	$5.16	$6.51	$5.80	$7.16
Discontinued operations	(0.29)	(0.10)	(0.27)	1.43	0.00	0.00	0.00	0.00
Basic net income per share of Class C capital stock	$5.01	$4.96	$4.05	$6.89	$5.16	$6.51	$5.80	$7.16
Diluted net income (loss) per share of Class A and B common stock:
Continuing operations	$5.21	$4.98	$4.25	$5.38	$5.10	$4.93	$5.73	$7.06
Discontinued operations	(0.29)	(0.10)	(0.27)	1.41	0.00	0.00	0.00	0.00
Diluted net income per share of Class A and B common stock	$4.92	$4.88	$3.98	$6.79	$5.10	$4.93	$5.73	$7.06
Diluted net income (loss) per share of Class C capital stock:
Continuing operations	$5.21	$4.98	$4.25	$5.38	$5.10	$6.43	$5.73	$7.06
Discontinued operations	(0.29)	(0.10)	(0.27)	1.41	0.00	0.00	0.00	0.00
Diluted net income per share of Class C capital stock	$4.92	$4.88	$3.98	$6.79	$5.10	$6.43	$5.73	$7.06

(1)
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

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The following table presents our unaudited quarterly results of operations as a percentage of revenues for the eight quarters ended December 31, 2015:

	Quarter Ended
	Mar 31, 2014(1)	Jun 30, 2014(1)	Sep 30, 2014(1)	Dec 31, 2014(1)	Mar 31, 2015(1)	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
	(unaudited)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenues	38.7	38.3	40.5	38.2	36.8	37.1	37.7	38.4
Research and development	13.8	14.0	16.1	15.5	16.0	15.7	17.3	16.4
Sales and marketing	11.2	12.2	12.6	13.1	12.0	11.8	11.9	12.6
General and administrative	9.6	8.8	8.3	8.9	9.4	8.2	7.9	7.4
Total costs and expenses	73.3	73.3	77.5	75.7	74.2	72.8	74.8	74.8
Income from operations	26.7	26.7	22.5	24.3	25.8	27.2	25.2	25.2
Other income (expense), net	2.3	0.9	0.8	0.7	0.9	0.8	1.0	(0.8)
Income from continuing operations before income taxes	29.0	27.6	23.3	25.0	26.7	28.0	26.2	24.4
Provision for income taxes	5.8	6.2	5.6	4.5	6.3	5.8	4.9	1.3
Net income from continuing operations	23.2	21.4	17.7	20.5	20.4	22.2	21.3	23.1
Net income (loss) from discontinued operations	(1.3)	(0.4)	(1.1)	5.3	0.0	0.0	0.0	0.0
Net income	21.9%	21.0%	16.6%	25.8%	20.4%	22.2%	21.3%	23.1%
Less: Adjustment Payment to Class C capital stockholders	0.0%	0.0%	0.0%	0.0%	0.0%	2.9%	0.0%	0.0%
Net income available to all stockholders	21.9%	21.0%	16.6%	25.8%	20.4%	19.2%	21.3%	23.1%

(1)
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

Capital Resources and Liquidity
As of December 31, 2015, we had $73.1 billion of cash, cash equivalents, and marketable securities. Cash equivalents and marketable securities are comprised of time deposits, money market and other funds, including cash collateral received related to our securities lending program, fixed-income bond funds, highly liquid debt instruments of the U.S. government and its agencies, debt instruments issued by foreign governments, debt instruments issued by municipalities in the U.S., corporate debt securities, agency mortgage-backed securities, and asset-backed securities. From time to time, we may hold marketable equity securities obtained through acquisitions or strategic investments in private companies that subsequently go public.
As of December 31, 2015, $42.9 billion of the $73.1 billion of cash, cash equivalents, and marketable securities was held by our foreign subsidiaries. If these funds were needed for our operations in the U.S., we would be required to accrue and pay U.S. taxes to repatriate these funds. However, our intent is to permanently reinvest these funds outside of the U.S. and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations.

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Our principal sources of liquidity are our cash, cash equivalents, and marketable securities, as well as the cash flow that we generate from our operations. As of December 31, 2015, we had unused letters of credit of approximately $752 million. We believe that our sources of funding will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months. Our liquidity could be negatively affected by a decrease in demand for our products and services. In addition, we may make acquisitions, increase our capital expenditures, or license products and technologies complementary to our business and may need to raise additional capital through future debt or equity financing to provide for greater flexibility to fund these activities. Additional financing may not be available or on terms favorable to us.
We have a debt financing program of up to $3.0 billion through the issuance of commercial paper. Net proceeds from this program are used for general corporate purposes. As of December 31, 2015, we had $2.0 billion of commercial paper outstanding recorded as short-term debt, with a weighted-average interest rate of 0.2% that matures at various dates through February 2016. In conjunction with this program, we have a $3.0 billion revolving credit facility expiring in July 2016. The interest rate for the credit facility is determined based on a formula using certain market rates. As of December 31, 2015, we were in compliance with the financial covenant in the credit facility and no amounts were outstanding.
We intend to align our capital structure so that debt is held at the holding company level. In January 2016, the board of directors of Alphabet authorized the company to issue up to $5.0 billion of commercial paper from time to time and to enter into a $4.0 billion revolving credit facility to replace Google's existing $3.0 billion revolving credit facility.
In May 2011, we issued $3.0 billion of unsecured senior notes (2011 Notes) in three equal tranches, due in 2014, 2016, and 2021. The net proceeds from the sale of the 2011 Notes were used to repay a portion of our outstanding commercial paper and for general corporate purposes. In February 2014, we issued $1.0 billion of unsecured senior notes (2014 Notes) due in 2024, which was used to repay $1.0 billion of the first tranche of our 2011 Notes that matured in May 2014 and for general corporate purposes.
As of December 31, 2015, the outstanding notes had a total carrying value of $3.0 billion and a total estimated fair value of $3.1 billion. We are not subject to any financial covenants under the notes.
In August 2013, we entered into a $258 million capital lease obligation on certain property expiring in 2028. We intend to exercise the option to purchase the property in 2016. The effective rate of the capital lease obligation approximates the market rate.
In October 2015, the board of directors of Alphabet authorized the company to repurchase up to $5,099,019,513.59 of its Class C capital stock, commencing in the fourth quarter of 2015. The repurchases are being executed from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through the use of 10b5-1 plans. The repurchase program does not have an expiration date. As of December 31, 2015, Alphabet repurchased and subsequently retired $1.8 billion of its Class C capital stock. Alphabet's share repurchases in the year ended December 31, 2015 were funded by Google via a return of capital to Alphabet. In January 2016, the board of directors of Alphabet authorized the company to repurchase an additional amount of approximately 514 thousand shares.
For 2013, 2014 and 2015, our cash flows were as follows (in millions):

	Year Ended December 31,
	2013	2014	2015
Net cash provided by operating activities	$19,140	$23,024	$26,572
Net cash used in investing activities	(13,679)	(21,055)	(23,711)
Net cash used in financing activities	(1,338)	(2,087)	(4,225)

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For 2013, 2014 and 2015, cash flows for Google were as follows (in millions):

	Year Ended December 31,
	2013	2014	2015
Net cash provided by operating activities	$18,659	$22,376	$26,024
Net cash used in investing activities	(13,679)	(21,055)	(23,711)
Net cash used in financing activities	(857)	(1,439)	(3,677)
Cash Provided by Operating Activities
Our largest source of cash provided by our operations is advertising revenues generated by Google websites and Google Network Members' websites. Additionally, we generate cash through sales of apps and digital content, hardware products, licensing arrangements, and service fees received for cloud and apps and our Maps API. Prior to its divestiture in October 2014, we also generated cash from sales of hardware products related to the Motorola Mobile business.
Our primary uses of cash from our operating activities include payments to our Google Network Members and distribution partners, and payments for content acquisition costs. Prior to the sale of the Motorola Mobile business, our use of cash also included payment for manufacturing and inventory-related costs in the Motorola Mobile business. In addition, uses of cash from operating activities include compensation and related costs, other general corporate expenditures, and income taxes.
Net cash provided by operating activities increased from 2014 to 2015 primarily due to increased net income adjusted for depreciation and stock-based compensation expense, and loss on sales of marketable and non-marketable securities. This is partially offset by a net decrease in cash from changes in working capital.
Net cash provided by operating activities increased from 2013 to 2014 primarily due to increased net income adjusted for depreciation and loss on disposal of property and equipment and stock-based compensation expense, and a net increase in cash from changes in working capital primarily driven by changes in prepaid revenue share, expenses, and other assets.
Cash Used in Investing Activities
Cash provided by or used in investing activities primarily consists of purchases of property and equipment, purchases, maturities, and sales of marketable securities in our investment portfolio, investments in reverse repurchase agreements and the cash collateral received or returned from our securities lending program, as well as acquisitions and divestitures of businesses and intangible assets.
Cash used in investing activities increased from 2014 to 2015 primarily due to net increases in purchases of marketable securities, activities related to security lending and purchases of non-marketable investments. This increase was partially offset by lower spend related to acquisitions, lower investments in reverse repurchase agreements, and a decrease in capital expenditures related to our production equipment, data centers, and real estate purchases.
Cash used in investing activities increased from 2013 to 2014 primarily due to increases in capital expenditures related to our production equipment, data centers, and real estate purchases, higher spend related to acquisitions, and lower proceeds received in 2014 from divestiture of businesses compared to 2013. This increase was partially offset by a net decrease in purchases of marketable securities.
Cash Used in Financing Activities
Cash used in financing activities consists primarily of net proceeds or payments from issuance or repayments of debt, repurchases of capital stock, and net proceeds or payments from stock-based award activities.

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In Alphabet, cash used in financing activities increased from 2014 to 2015 primarily driven by the repurchases of capital stock and an increase in net payments related to stock-based award activities. In Google, cash used in financing activities increased from 2014 to 2015 is primarily driven by capital transactions with Alphabet, partially offset by net payments related to stock-based award activities.
Cash used in financing activities increased from 2013 to 2014 is primarily driven by an increase in net payments related to stock-based award activities, offset partially by a decrease in net cash payments related to debt.

Contractual Obligations as of December 31, 2015
The following summarizes our contractual obligations, excluding open orders for purchases that support normal operations, as of December 31, 2015 (in millions):

	Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations, net of sublease income amounts(1)	$7,406	$646	$1,573	$1,482	$3,705
Purchase obligations(2)	1,697	946	298	150	303
Long-term debt obligations, including capital lease obligations(3)	3,722	1,306	140	140	2,136
Other long-term liabilities reflected on our balance sheet(4)	1,580	356	430	367	427
Total contractual obligations	$14,405	$3,254	$2,441	$2,139	$6,571

(1)	For further information, refer to Note 11 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

(2)
Purchase obligations represent non-cancelable contractual obligations primarily related to data center operations and facility build-outs, video and other content licensing revenue sharing arrangements, as well as purchases of inventory.

(3)	For further information, refer to Note 4 of the Notes to Consolidated Financial Statements included in Part II of this Annual Report on Form 10-K.

(4)
Other long-term liabilities represent cash obligations recorded on our consolidated balance sheets, including the short-term portion of these long-term liabilities and consist primarily of payments owed in connection with certain commercial agreements, investments and asset retirement obligations. In addition to the amounts above, we had long-term tax payable of $3.7 billion as of December 31, 2015 primarily related to uncertain tax positions. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes. As a result, this amount is not included in the above table.

Off-Balance Sheet Arrangements
As of December 31, 2015, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

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Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. We have reviewed our critical accounting policies and estimates with the audit committee of our board of directors.
Please see Note 1 of Part II, Item 8 of this Annual Report on Form 10-K for the summary of significant accounting policies.
Income Taxes
We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes.
Although we believe we have adequately reserved for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes and the effective tax rate in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties. In addition, we are subject to the continuous examination of our income tax returns by the IRS and other tax authorities which may assert assessments against us. We regularly assess the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of our provision for income taxes.
Loss Contingencies
We are regularly subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, indirect taxes, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our platforms, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred, and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the possible loss in the Notes to the Consolidated Financial Statements.
We evaluate, on a monthly basis, developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and make adjustments and changes to our disclosures as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material impact on our business, consolidated financial position, results of operations, or cash flows. See Note 11 of Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K for additional information regarding contingencies.

Table of Contents	Alphabet Inc. and Google Inc.

Business Combinations
We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.
Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships and acquired patents and developed technology; and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.
Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed, as more fully discussed in Note 6 of Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.
Goodwill
Goodwill is allocated to reporting units expected to benefit from the business combination. We evaluate our reporting units when changes in our operating structure occur, and if necessary, reassign goodwill using a relative fair value allocation approach. We test goodwill for impairment at the reporting unit level at least annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill impairment tests require judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. As of December 31, 2015, no impairment of goodwill has been identified.
Long-lived Assets
Long-lived assets, including property and equipment, long-term prepayments, and intangible assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows independent of other assets. An impairment loss would be recognized when estimated undiscounted future cash flows generated from the assets are less than their carrying amount. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset group over its fair value.
Impairment of Marketable and Non-Marketable Securities
We periodically review our marketable and non-marketable securities for impairment. If we conclude that any of these investments are impaired, we determine whether such impairment is other-than-temporary. Factors we consider to make such determination include the duration and severity of the impairment, the reason for the decline in value and the potential recovery period and our intent to sell. For marketable debt securities, we also consider whether (1) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, and (2) the amortized cost basis cannot be recovered as a result of credit losses. If any impairment is considered other-than-temporary, we will write down the asset to its fair value and record the corresponding charge as other income (expense), net.